Filed pursuant to Rule 424(b)(5)
Registration No. 333-48396
PROSPECTUS SUPPLEMENT
(To prospectus dated February 27, 2001)
$350,000,000

AMERCO

Medium-Term Notes
Due Nine Months or More From Date of Issue

      Terms: AMERCO may offer its medium-term notes at one or more times. The following terms may apply to particular notes being offered:

•	Ranking as senior indebtedness of AMERCO

•	Stated maturities of 9 months or more from date of issue

•	Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of AMERCO or noteholders

•	Payments in U.S. dollars or one or more foreign currencies

•	Minimum denominations of $1,000 or other specified denominations for foreign currencies

•	Book-entry (through The Depository Trust Company) or certificated form

•	Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

•	CD rate

•	CMT rate

•	Commercial paper rate

•	Eleventh district cost of funds rate

•	Federal funds rate

•	LIBOR

•	Prime rate

•	Treasury rate

•	Interest payments on fixed rate notes on each January 15 and July 15, or other specified dates

•	Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

      We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

       Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 6 of the accompanying prospectus.

	Public	Agent’s Discounts
	Offering Price	and Commissions	Proceeds to AMERCO

Per note	100%	.125% - .750%	99.875% - 99.250%

Total(1)	$350,000,000	$437,500 - $2,625,000	$349,562,500 - $347,375,000

(1)	Or the equivalent thereof in one or more foreign currencies.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. We may also sell notes without the assistance of any agent.

      If we sell other securities referred to in the accompanying prospectus, we may be limited in offering and selling the entire amount of notes referred to in this prospectus supplement.

Merrill Lynch & Co.

                                    Banc of America Securities LLC
JPMorgan

The date of this prospectus supplement is August 30, 2001.

ABOUT THIS PROSPECTUS SUPPLEMENT
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
AMERCO
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SUPPLEMENTAL PLAN OF DISTRIBUTION
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
ABOUT AMERCO
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS

      You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of its date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

      This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, use the registration statement and the shelf process to sell any combination of the debt securities described in the accompanying prospectus in one or more offerings up to a total dollar amount of $350,000,000. This prospectus supplement provides you with specific information about the terms of this offering. This prospectus supplement also updates information contained in the accompanying prospectus. It is important for you to carefully read this prospectus supplement together with the accompanying prospectus, any pricing supplement, and any additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus in making your investment decision.

SPECIAL NOTE OF CAUTION REGARDING

FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus supplement under the caption “Risk Factors” and any documents incorporated by reference into this prospectus supplement and the accompanying prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws. The words “may,” “ continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements are based on our management’s beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

•	fluctuations in our costs to maintain and update our fleet and facilities;

•	changes in government regulations, particularly environmental regulations;

•	changes in demand for our products;

•	changes in the general domestic economy;

•	degree and nature of our competition; and

•	other factors described in the accompanying prospectus, this prospectus supplement, any pricing supplement or the documents we file with the SEC and incorporate by reference into the accompanying prospectus or this prospectus supplement.

      Our forward-looking statements speak only as of the date the statement was made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AMERCO

      AMERCO owns all of the stock of our principal subsidiary, U-Haul International, Inc. U-Haul rental operations represented over 75% of our total revenue for each of the past five fiscal years ended March 31, 2001. We also own all the stock of Republic Western Insurance Company, Oxford Life Insurance Company, and Amerco Real Estate Company. Throughout this prospectus supplement and accompanying prospectus, unless otherwise indicated, AMERCO and references to “we,” “our,” “ours,” and “us” includes all of our subsidiaries. Our principal executive offices are located at 1325 Airmotive Way, Suite 100, Reno, Nevada 89502, and our telephone number is (775) 688-6300.

U-Haul Operations

•	U-Move Operations

      Founded in 1945, U-Haul is primarily engaged, through its subsidiaries, in the rental of trucks, automobile-type trailers, and support rental items to the do-it-yourself moving customer. Our do-it-yourself moving business operates under the U-Haul name through an extensive and geographically diverse distribution network of approximately 1,200 company-owned U-Haul centers and approximately 15,000 independent dealers throughout the United States and Canada. We believe that we have more moving equipment rental locations than our two largest competitors combined. The U-Haul rental equipment fleet consists of approximately 101,500 trucks, approximately 85,700 trailers, and approximately 20,700 tow dollies. Additionally, U-Haul sells related products (such as boxes, tape, and packaging materials) and rents various kinds of equipment (such as floor polishing and carpet cleaning equipment).

•	Self-Storage Rental Operations

      U-Haul entered the self-storage business in 1974 and offers for rent more than 33.1 million square feet of self-storage space through over 1,000 company-owned or managed storage locations. We believe we are the second largest self-storage operator (in terms of square feet) in the industry. We believe our self-storage operations are complementary to the do-it-yourself moving business. All of our self-storage space is located at or near one or more U-Haul centers or independent U-Haul dealers.

Insurance Operations

•	Republic Western

      Republic Western originates and reinsures property and casualty type insurance products for independent third parties, U-Haul customers, and U-Haul. Republic Western’s principal strategy is to capitalize on its knowledge of insurance products aimed at the moving and rental markets. Approximately 9.46% of Republic Western’s written premiums relate to insurance underwriting activities involving AMERCO’s affiliates. Approximately 88.0% of Republic Western’s invested assets are in investment grade (NAIC-2 or greater) fixed income securities. As of October 4, 2001, Republic Western is rated “B+” by A.M. Best and “BBB+” by Fitch.

•	Oxford

      Oxford primarily reinsures life, health, and annuity insurance products and administers our self-insured employee health plan. Approximately 1.9% of Oxford’s premium revenues are from business with AMERCO’s affiliates. Approximately 90.4% of Oxford’s invested assets are in investment grade (NAIC-2 or greater) fixed income securities. Oxford is rated “A-” by A.M. Best.

Real Estate Operations

•	Amerco Real Estate

      Amerco Real Estate owns or actively manages over 1,200 properties throughout the United States and Canada. In addition to its U-Haul operations, Amerco Real Estate actively seeks to lease or dispose of our surplus properties.

      The following chart represents the corporate structure of the major operating subsidiaries of AMERCO:

RISK FACTORS

      Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Notes Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated With a Conventional Debt Security

      If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Redemption May Adversely Affect Your Return on the Notes

      If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your notes being redeemed.

There May Not Be Any Trading Market for Your Notes; Many Factors Affect the Trading and Market Value of Your Notes

      Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, your notes. These factors include:

•	the complexity and volatility of the index or formula applicable to your notes;

•	the method of calculating the principal, premium and interest in respect of your notes;

•	the time remaining to the maturity of your notes;

•	the outstanding amount of notes related to your notes;

•	any redemption features of your notes;

•	the amount of other debt securities linked to the index or formula applicable to your notes; and

•	the level, direction and volatility of market interest rates generally.

      There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving your notes.

Foreign Currency Notes are Subject to Exchange Rate and Exchange Control Risks

      If you invest in notes that are denominated and/or payable in a currency other than U.S. dollars, you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and the applicable foreign currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, including economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile and volatility between these currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or any earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes.

      Governmental exchange controls could affect exchange rates and the availability of the payment currency for your foreign currency notes on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date for circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations in respect of your foreign currency notes in U.S. dollars.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

      The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, your notes.

USE OF PROCEEDS

      We intend to use the proceeds from the sale of the notes for capital expenditures, working capital, repayment of indebtedness and general corporate purposes to be determined from time to time.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax earnings from operations plus total fixed charges excluding interest capitalized during the period. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt expense and discounts, and one-third of our annual rental expense (which we believe is a reasonable approximation of the interest factor of these rentals). The ratio for the three months ended on June 30, 2001 may be different from the ratio for fiscal 2001 because, among other reasons, U-Haul rental operations are seasonal and proportionally more of our earnings are generated in the first and second quarters of each fiscal year.

	Three Months Ended	Fiscal Year Ended March 31,
	June 30,
	2001	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges	2.00	1.14	1.79	1.84	1.66	1.74

      For more information on our ratio of earnings to fixed charges, see Exhibit 12 to the registration statement and the section in the accompanying prospectus called “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES

      The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as “offered securities”) supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of offered securities set forth in the accompanying prospectus, to which description reference is hereby made. You can find the definitions of certain terms used in this description under “— Certain Definitions.” For purposes of the following description, references to AMERCO do not include any of our subsidiaries.

      We will issue the notes as a series of debt securities under a Senior indenture, dated as of April 1, 1999 (the “Senior Indenture”), between us and The Bank of New York, as Trustee, and supplemented by a third supplemental indenture (“Third Supplemental Indenture” and, together with the Senior Indenture, the “Indenture”). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the Indenture. Certain terms used but not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus, the notes or the Indenture, as the case may be. The term “debt securities,” as used in this prospectus supplement, refers to all securities, including the notes offered hereby, issued and issuable from time to time under the Senior Indenture, as supplemented from time to time. The following description of notes will apply to each note offered hereby unless otherwise specified in the applicable pricing supplement.

General

      All of our debt securities, including the notes, that we have issued or will issue under the Senior Indenture, as supplemented from time to time, will be unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The Senior Indenture does not limit the aggregate amount of debt securities that we may issue thereunder. Accordingly, we may issue debt securities from time to time in one or more series up to the aggregate initial offering price authorized by us for the particular series. We may, from time to time, without the consent of the registered holders of the notes, issue medium-term notes that are part of the same series as the notes or other debt securities under the Senior Indenture in addition to the $350,000,000 aggregate initial offering price of notes offered hereby. In addition, we may, from time to time, without the consent of the registered holders of the notes, issue additional notes or other debt securities having the same terms as previously issued notes (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued notes. The IRS recently issued final regulations addressing whether additional debt instruments issued in a reopening will be considered part of the same issue as the previously issued debt instrument for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

      The notes are currently limited to up to $350,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign currencies. However, the $350,000,000 aggregate initial offering price of notes offered hereby may be reduced by our sale of other securities referred to in the accompanying prospectus. Notes that bear interest will either be fixed rate notes or floating rate notes, as specified in the applicable pricing supplement. We may also issue discount notes, indexed notes and amortizing notes, as specified in the applicable pricing supplement.

      Each note will mature on any day nine months or more from its date of issue, as specified in the applicable pricing supplement, unless the principal thereof (or, any installment of principal thereof) becomes due and payable prior to the stated maturity date, whether, as applicable, by the declaration of acceleration of maturity, notice of redemption at our option, notice of the registered holder’s option to elect repayment, notice of the registered holder’s option to effect a change of control purchase or otherwise (the stated maturity date or any date prior to the stated maturity date on which the particular note becomes due and payable, as the case may be, is referred to as the “maturity date” with respect to the principal of the particular note repayable on that date).

      Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, U.S. dollars. The notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign currencies. See “Special Provisions Relating to Foreign Currency Notes – Payment of Principal, Premium, if any, and Interest, if any.” The currency in which a note is denominated (or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency, the currency which is then legal tender in the related country or in the adopting member states of the European Union, as the case may be) is referred to as the “specified currency” with respect to the particular note.

      You will be required to pay for your notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the fifth business day (as defined below) preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See “Special Provisions Relating to Foreign Currency Notes.”

      Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

      We will issue each note as a book-entry note represented by one or more fully registered global securities or as a fully registered certificated note. The minimum denominations of each note other than a foreign currency note will be $1,000 and integral multiples of $1,000, while the minimum denominations of each foreign currency note will be specified in the applicable pricing supplement.

      We will make payments of principal of, and premium, if any, and interest, if any, on, book-entry notes through the Trustee to The Depository Trust Company, as depositary, or its nominee (the “Depositary”). See “— Book-Entry Notes.” In the case of certificated notes, we will make payments of principal of, and premium, if any, on, the maturity date in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below (or in the case of any change in control purchase, a duly completed purchase notice, together with a duly completed election form) at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 101 Barclay Street, Floor 21 West, New York, NY 10286. We will make payments of interest, if any, on the maturity date of a certificated note to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. We will make payments of interest, if any, on a certificated note on any interest payment date (as defined below) other than the maturity date by check mailed to the address of the registered holder entitled thereto appearing in the security register. Notwithstanding the foregoing, we will make payments of interest, if any, on any interest payment date other than the maturity date to each registered holder of $10,000,000 (or, if the specified currency is other than U.S. dollars, the equivalent thereof in the particular specified currency) or more in aggregate principal amount of certificated notes (whether having identical or different terms and provisions) by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 days prior to the particular interest payment date. Any wire transfer instructions received by the Trustee shall remain in effect until revoked by the applicable registered holder. For special payment terms applicable to foreign currency notes, see “Special Provisions Relating to Foreign Currency Notes — Payment of Principal, Premium, if any, and Interest, if any.”

      As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency notes, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center (as defined below) of the country issuing the specified currency (or, if the specified currency is Euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to notes, as to which LIBOR is an applicable interest rate basis, the day must also be a London banking day (as defined below). “London banking day” means a day on which commercial banks are open for business (including dealings in the LIBOR currency (as defined below)) in London.

      As used in this prospectus supplement, “LIBOR currency” means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, U.S. dollars.

      As used in this prospectus supplement, “principal financial center” means, as applicable:

•	the capital city of the country issuing the specified currency; or

•	the capital city of the country to which the LIBOR currency relates;

provided, however, that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, South African rand and Swiss francs, the “principal financial center” shall be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, Johannesburg and Zurich, respectively.

      Book-entry notes may be transferred or exchanged only through the Depositary. See “— Book-Entry Notes.” Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. No service charge will be imposed for any such registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than certain exchanges not involving any transfer).

Redemption at our Option; No Sinking Fund

      If a redemption date or dates or an initial redemption date are specified in the applicable pricing supplement, we may redeem the particular notes in the manner set forth below.

      If a redemption date or dates are specified in the applicable pricing supplement, we may redeem the particular notes prior to their stated maturity date on such redemption date or redemption dates, as the case may be. If an initial redemption date is specified in the applicable pricing supplement, we may redeem the particular notes prior to their stated maturity date at our option on any date on or after that initial redemption date.

      We will make redemptions occurring on any redemption date or on or after an initial redemption date, in either case, in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at the applicable redemption price (as defined below), together with unpaid interest accrued thereon to, but excluding, the applicable date of redemption. We must give written notice to registered holders of the particular notes to be redeemed not more than 60 nor less than 30 calendar days prior to the applicable date of redemption. The “redemption price” with respect to a note means (1) 100% of the principal amount of the amount to be redeemed or (2) an amount equal to the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the annual redemption percentage reduction, if applicable) multiplied by the unpaid principal amount thereof to be redeemed. The initial redemption percentage, if any, applicable to a note shall decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount thereof to be redeemed. For a discussion of the redemption of discount notes, see “— Discount Notes.”

      The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

      If one or more optional repayment dates are specified in the applicable pricing supplement, registered holders of the particular notes may require us to repay those notes prior to their stated maturity date on any optional repayment date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at a repayment price equal to 100% of the unpaid principal amount thereof to be repaid, together with unpaid interest accrued thereon to the date of repayment. A registered holder’s exercise of the repayment option will be irrevocable. For a discussion of the repayment of discount notes, see “— Discount Notes.”

      For any note to be repaid, the Trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 calendar days prior to the date of repayment, the particular notes to be repaid and:

•	in the case of a certificated note, the form entitled “Option to Elect Repayment” duly completed; or

•	in the case of a book-entry note, repayment instructions from the applicable beneficial owner to the Depositary and forwarded by the Depositary.

      Only the Depositary may exercise the repayment option in respect of global securities representing book-entry notes. Accordingly, beneficial owners of global securities that desire to have all or any portion of the book-entry notes represented thereby repaid must instruct the participant through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the Trustee as aforesaid. In order to ensure that these instructions are received by the Trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult their participants for the respective deadlines. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment shall be irrevocable. In addition, at the time repayment instructions are given, each beneficial owner shall cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global security representing the related book-entry notes, on the Depositary’s records, to the Trustee. See “— Book-Entry Notes.”

      If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

      We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Interest

      Each interest-bearing note will bear interest from its date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as specified in the applicable pricing supplement, until the principal thereof is paid. We will make interest payments in respect of fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable interest payment date or the maturity date, as the case may be (each, an “interest period”).

      Interest on fixed rate notes and floating rate notes will be payable in arrears on each interest payment date and on the maturity date. The first payment of interest on any note originally issued between a record date (as defined below) and the related interest payment date will be made on the interest payment date immediately following the next succeeding record date to the registered holder on the next succeeding record date. As used in this prospectus supplement, the “record date” shall be the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date.

     Fixed Rate Notes

      Interest on fixed rate notes will be payable on January 15 and July 15 of each year or on any other date(s) specified in the applicable pricing supplement (each, an “interest payment date” with respect to fixed rate notes) and on the maturity date. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

      If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

     Floating Rate Notes

      Interest on floating rate notes will be determined by reference to the applicable interest rate basis or interest rate bases, which may, as described below, include:

•	the CD rate,

•	the CMT rate,

•	the commercial paper rate,

•	the eleventh district cost of funds rate,

•	the federal funds rate,

•	LIBOR,

•	the prime rate,

•	the treasury rate, or

•	any other interest rate basis or interest rate formula as may be specified in the applicable pricing supplement.

      The applicable pricing supplement will specify certain terms of the floating rate notes being offered thereby, including:

•	whether the floating rate note is:

—	a “regular floating rate note,”

—	a “floating rate/fixed rate note” or

—	an “inverse floating rate note,”

•	the fixed rate commencement date, if applicable,

•	fixed interest rate, if applicable,

•	interest rate basis or bases,

•	initial interest rate, if any,

•	interest reset dates,

•	interest payment dates,

•	index maturity,

•	maximum interest rate and/or minimum interest rate, if any,

•	spread and/or spread multiplier, or

•	if one or more of the applicable interest rate bases is LIBOR, the LIBOR currency and LIBOR page.

      These terms are more fully described below.

      The rate derived from the applicable interest rate basis will be determined in accordance with the related provisions below. The interest rate in effect on each day will be based on:

•	if that day is an interest reset date, the rate determined as of the interest determination date (as defined below) immediately preceding that interest reset date, or

•	if that day is not an interest reset date, the rate determined as of the interest determination date immediately preceding the most recent interest reset date.

      As used in this prospectus supplement, the “spread” is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The “spread multiplier” is the percentage of the related interest rate basis or bases applicable to a floating rate note by which the interest rate basis or bases will be multiplied to determine the applicable interest rate.

      As used in this prospectus supplement, the “index maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated.

      Regular Floating Rate Notes. Unless a floating rate note is designated as a floating rate/ fixed rate note or an inverse floating rate note, or as having an addendum attached or having other/additional provisions apply, in each case relating to a different interest rate formula, the particular floating rate note will be a regular floating rate note and will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any, and/or

•	multiplied by the applicable spread multiplier, if any.

      Commencing on the first interest reset date, the rate at which interest on a regular floating rate note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

      Floating Rate/ Fixed Rate Notes. If a floating rate note is designated as a floating rate/ fixed rate note, the particular floating rate note will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any, and/or

•	multiplied by the applicable spread multiplier, if any.

      Commencing on the first interest reset date, the rate at which interest on a floating rate/ fixed rate note is payable will be reset as of each interest reset date; provided, however, that:

•	the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate; and

•	the interest rate in effect commencing on the fixed rate commencement date will be the fixed interest rate, if specified in the applicable pricing supplement, or, if not so specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date.

      Inverse Floating Rate Notes. If a floating rate note is designated as an “inverse floating rate note,” the particular floating rate note will bear interest at the fixed interest rate minus the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any, and/or

•	multiplied by the applicable spread multiplier, if any;

provided, however, that interest on an inverse floating rate note will not be less than zero. Commencing on the first interest reset date, the rate at which interest on an inverse floating rate note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

      Interest Reset Dates. The applicable pricing supplement will specify the dates on which the rate of interest on a floating rate note will be reset (each, an “interest reset date”), and the period between interest reset dates will be the “interest reset period.” The interest reset dates will be, in the case of floating rate notes which reset:

      •  daily — each business day;

•	weekly — the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the treasury rate is an applicable interest rate basis, which will reset the Tuesday of each week, except as described below under “— Interest Determination Dates;”

•	monthly — the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the eleventh district cost of funds rate is an applicable interest rate basis, which will reset on the first calendar day of the month;

•	quarterly — the third Wednesday of March, June, September and December of each year;

•	semiannually — the third Wednesday of the two months specified in the applicable pricing supplement; and

•	annually — the third Wednesday of the month specified in the applicable pricing supplement;

provided however, that, with respect to floating rate/ fixed rate notes, the rate of interest thereon will not reset after the particular fixed rate commencement date.

      If any interest reset date for any floating rate note would otherwise be a day that is not a business day, the particular interest reset date will be postponed to the next succeeding business day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and that business day falls in the next succeeding calendar month, the particular interest reset date will be the immediately preceding business day. In addition, in the case of a floating rate note as to which the treasury rate is an applicable interest rate basis, if the interest determination date would otherwise fall on an interest reset date, the particular interest reset date will be postponed to the next succeeding business day.

      Interest Determination Dates. The interest rate applicable to an interest reset period commencing on the related interest reset date will be determined by reference to the applicable interest rate basis as of the relevant “interest determination date;” which will be:

•	with respect to the federal funds rate and the prime rate — the business day immediately preceding the related interest reset date;

•	with respect to the CD rate, the CMT rate and the commercial paper rate — the second business day preceding the related interest reset date;

•	with respect to the eleventh district cost of funds rate — the last working day of the month immediately preceding the related interest reset date on which the Federal Home Loan Bank of San Francisco publishes the index (as defined below);

•	with respect to LIBOR — the second London banking day preceding the related interest reset date; and

•	with respect to the treasury rate — the day in the week in which the related interest reset date falls on which day treasury bills (as defined below) are normally auctioned (i.e., treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related interest reset date, the interest determination date will be the preceding Friday.

      The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more interest rate bases will be the latest business day which is at least two business days before the related interest reset date for the applicable floating rate note on which each interest reset basis is determinable.

      Calculation Dates. The Trustee will be the “calculation agent.” The interest rate applicable to each interest reset period will be determined by the calculation agent on or prior to the calculation date (as defined below), except with respect to LIBOR and the eleventh district cost of funds rate, which will be determined on the particular interest determination date. Upon request of the registered holder of a floating rate note, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding interest reset date with respect to the particular floating rate note. The “calculation date,” if applicable, pertaining to any interest determination date will be the earlier of:

•	the tenth calendar day after the particular interest determination date or, if such day is not a business day, the next succeeding business day; or

•	the business day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

      Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

•	a maximum numerical limitation, or ceiling, that may accrue during any interest reset period (a “maximum interest rate,” and

•	a minimum numerical limitation, or floor, that may accrue during any interest reset period (a “minimum interest rate”).

      In addition to any maximum interest rate that may apply to a floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

      Interest Payments. The applicable pricing supplement will specify the dates on which interest on floating rate notes is payable (each, an “interest payment date” with respect to floating rate notes). The interest payment dates will be, in the case of floating rate notes which reset:

•	daily, weekly or monthly — the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•	quarterly — the third Wednesday of March, June, September and December of each year;

•	semiannually — the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	annually — the third Wednesday of the month of each year specified in the applicable pricing supplement.

      In addition, the maturity date will also be an interest payment date.

      If any interest payment date other than the maturity date for any floating rate note would otherwise be a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and that business day falls in the next succeeding calendar month, the particular interest payment date will be the immediately preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

      All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

      With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the particular interest period and will be computed by dividing the interest rate applicable to such day by 360, in the case of floating rate notes as to which the CD rate, the commercial paper rate, the eleventh district cost of funds rate, the federal funds rate, LIBOR or the prime rate is an applicable interest rate basis, or by the actual number of days in the year, in the case of floating rate notes as to which the CMT rate or the treasury rate is an applicable interest rate basis. The interest factor for floating rate notes as to which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis specified in the applicable pricing supplement applied.

      The calculation agent shall determine the rate derived from each interest rate basis in accordance with the following provisions.

      CD Rate. As used in this prospectus supplement, “CD rate” means:

(1)	the rate on the particular interest determination date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519) (as defined below) under the caption “CDs (secondary market);” or

(2)	if the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date for negotiable U.S. dollar certificates of deposit of the particular index maturity as published in H.15 daily update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market);” or

(3)	if the rate referred to in clause (2) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the agents or their affiliates) selected by the calculation agent for negotiable U.S. dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the particular index maturity in an amount that is representative for a single transaction in that market at that time; or

(4)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the CD rate in effect on the particular interest determination date.

      As used in this prospectus supplement, “H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

      As used in this prospectus supplement, “H.15 daily update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http:/www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

      CMT Rate. As used in this prospectus supplement, “CMT rate” means:

(1)	if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

(a) the percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Treasury Constant Maturities;” as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) (“Telerate Page 7051”), for the particular interest determination date; or

(b) if the rate referred to in clause (a) does not so appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the particular interest determination date as published in H.15(519) under the caption “Treasury Constant Maturities;” or

(c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular interest determination date for the period of the particular index maturity as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519); or

(d) if the rate referred to in clause (c) is not so published, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on that interest determination date of three leading primary United States government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a “reference dealer”), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular index maturity, a remaining term to maturity no more than 1 year shorter than that index maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

(e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated; or

(f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on that interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular index maturity, a remaining term to maturity closest to that index maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

(g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

(h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT rate in effect on the particular interest determination date.

      (2)  if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

(a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury Constant Maturities;” as the yield is displayed on Bridge Telerate, Inc. (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) (“Telerate Page 7052”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular interest determination date falls; or

(b) if the rate referred to in clause (a) does not so appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the week or month, as applicable, preceding the particular interest determination date as published in H.15(519) opposite the caption “Treasury Constant Maturities;” or

(c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular index maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular interest determination date falls; or

(d) if the rate referred to in clause (c) is not so published, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on that interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular index maturity, a remaining term to maturity no more than 1 year shorter than that index maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

(e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated; or

(f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on that interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular index maturity, a remaining term to maturity closest to that index maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time; or

(g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

(h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT rate in effect on that interest determination date.

      If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular index maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

      Commercial Paper Rate. As used in this prospectus supplement, “commercial paper rate” means:

(1)	the money market yield (as defined below) on the particular interest determination date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper-Nonfinancial;” or

(2)	if the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the related calculation date, the money market yield of the rate on the particular interest determination date for commercial paper having the particular index maturity as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper-Nonfinancial;” or

(3)	if the rate referred to in clause (2) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the money market yield of the arithmetic mean of the offered rates at approximately 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the agents or their affiliates) selected by the calculation agent for commercial paper having the particular index maturity placed for industrial issuers whose bond rating is “Aa;” or the equivalent, from a nationally recognized statistical rating organization; or

(4)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the commercial paper rate in effect on the particular interest determination date.

      As used in this prospectus supplement, “money market yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D x 360
money market yield	=		x	100
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable interest reset period.

      Eleventh District Cost of Funds Rate. As used in this prospectus supplement, “eleventh district cost of funds rate” means:

(1)	the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular interest determination date falls as set forth under the caption “11th District” on the display on Bridge Telerate, Inc. (or any successor service) on page 7058 (or any other page as may replace the specified page on that service) (“Telerate Page 7058”) as of 11:00 a.m., San Francisco time, on that interest determination date; or

(2)	if the rate referred to in clause (1) does not so appear on Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “index”) by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that interest determination date; or

(3)	if the Federal Home Loan Bank of San Francisco fails to announce the index on or prior to the particular interest determination date for the calendar month immediately preceding that interest determination date, the eleventh district cost of funds rate in effect on the particular interest determination date.

      Federal Funds Rate. As used in this prospectus supplement, “federal funds rate” means:

(1)	the rate on the particular interest determination date for U.S. dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace the specified page on that service) (“Telerate Page 120”); or

(2)	if the rate referred to in clause (1) does not so appear on Telerate Page 120 or is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date for U.S. dollar federal funds as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective);” or

(3)	if the rate referred to in clause (2) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the agents or their affiliates), selected by the calculation agent prior to 9:00 a.m., New York City time, on that interest determination date; or

(4)	if the brokers so selected by the calculation agent are not quoting as mentioned in clause (3), the federal funds rate in effect on the particular interest determination date.

      LIBOR. As used in this prospectus supplement, “LIBOR” means:

(1)	if “LIBOR Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR currency having the index maturity specified in the applicable pricing supplement, commencing on the related interest reset date, that appears on the LIBOR page as of 11:00 a.m., London time, on the particular interest determination date; or

(2)	if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the calculation agent, or the offered rate, if the LIBOR page by its terms provides only for a single rate, for deposits in the LIBOR currency having the particular index maturity, commencing on the related interest reset date, that appear or appears, as the case may be, on the LIBOR page as of 11:00 a.m., London time, on the particular interest determination date; or

(3)	if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular interest determination date on the LIBOR page as specified in clause (1) or (2), as applicable, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include affiliates of the agents), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR currency for the period of the particular index maturity, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in the LIBOR currency in that market at that time; or

(4)	if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center, on the particular interest determination date by three major banks (which may include affiliates of the agents), in that principal financial center selected by the calculation agent for loans in the LIBOR currency to leading European banks, having the particular index maturity and in a principal amount that is representative for a single transaction in the LIBOR currency in that market at that time; or

(5)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular interest determination date.

      As used in this prospectus supplement, “LIBOR page” means either:

(1)	if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR currency; or

(2)	if “LIBOR Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR currency.

      Prime Rate. As used in this prospectus supplement, “prime rate” means:

(1)	the rate on the particular interest determination date as published in H.15(519) under the caption “Bank Prime Loan;” or

(2)	if the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan;” or

(3)	if the rate referred to in clause (2) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as defined below) as the applicable bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on that interest determination date; or

(4)	if fewer than four rates referred to in clause (3) are so published by 3:00 p.m., New York City time, on the related calculation date, the rate calculated by the calculation agent as the particular interest determination date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date by three major banks (which may include affiliates of the agents) in The City of New York selected by the calculation agent; or

(5)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the Prime rate in effect on the particular interest determination date.

      As used in this prospectus supplement, “Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

      Treasury Rate. As used in this prospectus supplement, “treasury rate” means:

(1)	the rate from the auction held on the treasury rate interest determination date (the “auction”) of direct obligations of the United States (“treasury bills”) having the index maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Telerate Page 57”); or

(2)	if the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield (as defined below) of the rate for the applicable treasury bills as published in H.15 daily update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High;” or

(3)	if the rate referred to in clause (2) is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable treasury bills as announced by the United States Department of the Treasury; or

(4)	if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the particular interest determination date of the applicable treasury bills as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market;” or

(5)	if the rate referred to in clause (4) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date of the applicable treasury bills as published in H.15 daily update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market;” or

(6)	if the rate referred to in clause (5) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that interest determination date, of three primary United States government securities dealers (which may include the agents or their affiliates) selected by the calculation agent, for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

(7)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6), the treasury rate in effect on the particular interest determination date.

      As used in this prospectus supplement, “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D x N
bond equivalent yield	=		x	100
360 - (D x M)

where “D” refers to the applicable per annum rate for treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Other/ Additional Provisions; Addendum

      Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the stated maturity date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under “other/additional provisions” on the face of the applicable notes or in an addendum relating to the applicable notes, if so specified on the face of the applicable notes, and, in each case, as specified in the applicable pricing supplement.

Discount Notes

      We may from time to time offer discount notes that have an issue price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the stated maturity date. Discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and par is referred to as the “discount.” In the event of redemption, repayment or acceleration of maturity of a discount note, the amount payable to the holder of a discount note will be equal to the sum of:

•	the issue price (increased by any accruals of discount) and, in the event of any redemption of the applicable discount note, if applicable, multiplied by the initial redemption percentage (as adjusted by the annual redemption percentage reduction, if applicable); and

•	any unpaid interest accrued on the discount notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

      For purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, a discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the discount note and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Indexed Notes

      We may from time to time offer indexed notes with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of indexed notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of such indexed notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of indexed notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in indexed notes will be specified in the applicable pricing supplement. See also “Risk Factors.”

Amortizing Notes

      We may from time to time offer amortizing notes with the amount of principal thereof and interest thereon payable in installments over their terms. Unless otherwise specified in the applicable pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of amortizing notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such amortizing notes.

Book-Entry Notes

      We have established a depositary arrangement with the Depositary with respect to the book-entry notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the book-entry notes will be described in the applicable pricing supplement.

      Upon issuance, all book-entry notes of like tenor and terms up to $350,000,000 aggregate principal amount will be represented by a single permanent global note. Each global note representing book-entry notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary’s nominee. No global note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or another nominee of the Depositary to a successor of the Depositary or a nominee of a successor to the Depositary.

      So long as the Depositary or its nominee is the registered holder of a global note, the Depositary or its nominee, as the case may be, will be the sole owner of the book-entry notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the beneficial owners of the global note or notes representing book-entry notes will not be entitled to have securities represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, beneficial interests in the debt securities will be shown on, and transfers thereof will be effected only through records maintained by the Depositary and its participants. The laws of some states require certain purchasers of securities to take physical delivery thereof in definitive form. Such limits and laws may impair the ability to own or transfer beneficial interests in a global note.

      Each global note representing book-entry notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) we execute and deliver to the Trustee a company order that such global note shall be exchangeable for certificated notes or (iii) there shall have occurred and be continuing a default or event of default with respect to the notes. Upon such issuance, the Trustee is required to register such notes in the name of, and cause such notes to be delivered to, the beneficial owners of the global note or notes representing book-entry notes, which names shall be provided by the Depositary’s relevant participants (as identified by the Depositary) to the Trustee. Such notes will be issued in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof.

      The following is based on information furnished by the Depositary:

      The Depositary will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee). One fully registered global security will be issued for each issue of book-entry notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary.

      The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“participants”) deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the Depositary (“direct participants”) include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to the Depositary and its participants are on file with the SEC.

      Purchases of book-entry notes under the Depositary’s system must be made by or through direct participants, which will receive a credit for such book-entry notes on the Depositary’s records. The ownership interest of each actual purchaser of each book-Entry Note represented by a global security (“beneficial owner”) is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global security representing book-entry notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such book-entry notes is discontinued.

      To facilitate subsequent transfers, all global securities representing book-entry notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the global securities representing the book-entry notes; the Depositary’s records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither the Depositary nor Cede & Co. will consent or vote with respect to the global securities representing the book-entry notes. Under its usual procedures, the Depositary mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Principal, premium, if any, and/or interest, if any, payments on the global securities representing the book-entry notes will be made in immediately available funds to the Depositary. The Depositary’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of AMERCO and the Trustee, disbursement of such payments to direct participants shall be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

      If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes of like tenor and terms are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      A beneficial owner shall give notice of any option to elect to have its book-entry notes repaid by us, through its participant, to the Trustee, and shall effect delivery of such book-entry notes by causing the direct participant to transfer the participant’s interest in the global security or securities representing such book-entry notes, on the Depositary’s records, to the Trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by direct participants on the Depositary’s records.

      The Depositary may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated notes will be printed and delivered.

      The information in this section concerning the Depositary and the Depositary’s system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy thereof.

Proposed EU Directive on the Taxation of Savings Income

      The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that member states of the European Union will be required to provide to the taxing authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states (including possibly Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. This directive, if adopted, may be conditioned on the adoption of equivalent measures in third party countries with significant financial centers (such as the United States) and independent or associated territories of certain of the member states. Pending agreement on the precise text of this directive, it is difficult to say what effect, if any, the adoption of the directive would have on the notes or payments in respect thereof.

Purchase of the Notes Upon a Change of Control

      If any change in control triggering event (as defined in “— Certain Definitions” below) occurs on or prior to maturity of the notes, each holder of notes will have the right, at the holder’s option, subject to the terms and conditions of the Indenture, to require us to purchase (the “change in control purchase”)

all or any part of the holder’s notes (so long as the principal amount is $1,000 or an integral multiple of $1,000 or if the specified currency is other than U.S. dollars, the equivalent thereof of the specified currency) on the date that is 60 business days after the occurrence of the change in control triggering event(the “purchase date”). If a holder exercises this option, we will purchase that holder’s notes for cash equal to 101% of the principal amount of the notes plus any interest accrued and unpaid on the notes through the purchase date (the “purchase price”).

      Within 30 business days after a change in control triggering event, we are obligated to mail to the Trustee and to all holders of the notes at their addresses shown in the security register (and to beneficial owners as required by applicable law) a notice (the “change in control notice”) regarding the change in control triggering event. The change in control notice shall state, among other things:

•	the date by which the holder must give the purchase notice (as defined below);

•	the purchase price;

•	the purchase date;

•	the name and address of the Trustee and of any other office or agency maintained for the purpose of the surrender of the notes for purchase;

•	the procedures for withdrawing a purchase notice; and

•	the procedures that a holder must follow to exercise these rights.

We will have the change in control notice published in a daily newspaper of national circulation.

      To exercise the right to have us purchase the notes, a holder must deliver written notice (a “purchase notice”) to the Trustee or to any other office or agency maintained for that purpose of the holder’s exercise of that right before the close of business on the business day immediately prior to the purchase date. The purchase notice must state:

•	the certificate number of the note or notes to be delivered by the holder for purchase by us;

•	the portion of the principal amount of the notes to be purchased (which must be $1,000 or an integral multiple of $1,000 or if the specified currency is other than U.S. dollars, the equivalent thereof in the specified currency); and

•	that the notes will be submitted to us for purchase on the purchase date pursuant to the applicable provisions of the notes.

      A holder may withdraw any purchase notice by written notice of withdrawal delivered to the Trustee or to any other office or agency maintained for such purpose no later than the business day immediately prior to the purchase date. The notice of withdrawal must state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, of the holder’s notes which remains subject to the original purchase notice.

      On the purchase date, we shall (i) accept for payment the notes or portions thereof tendered pursuant to the change of control notice, (ii) deposit with the Trustee money sufficient to pay the aggregate purchase price and (iii) deliver or cause to be delivered to the Trustee the notes so accepted together with an officer’s certificate indicating the notes or portions thereof tendered to us. The Trustee shall promptly mail to each holder of notes so accepted payment in an amount equal to the purchase price for such notes, and the Trustee shall promptly authenticate and mail to such holder a new note equal in principal amount to any unpurchased portion of the note surrendered, provided that each such new note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof (or if the specified currency is other than U.S. dollars, the equivalent thereof in the specified currency).

      The occurrence of certain of the events that would constitute a change in control could trigger a prepayment obligation under certain of our credit agreements and debt obligations, and failure to effect such prepayment could constitute an event of default under such credit agreements and debt obligations. If we are not able to obtain requisite consents or waivers from the lenders under such credit agreements and the holders of such debt obligations, we may be unable to fulfill our repurchase obligations following a change in control triggering event, thereby resulting in a default under the Indenture.

      We will comply with and make all filings required under all federal and state securities laws regulating the purchase of the notes at the option of holders upon a change in control triggering event, including, if applicable, Section 14(e) of the Exchange Act of 1934 and Rule 14e-1 promulgated under the Exchange Act and any other applicable tender offer rules.

      The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of us and, as a result, the removal of incumbent management. If a change in control triggering event were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all notes tendered by the holders. A default by us on our obligation to pay the purchase price could result in acceleration of the payment of other indebtedness of us that is outstanding at the time.

Covenants

      The Third Supplemental Indenture contains certain restrictive covenants that are set forth below. Several additional restrictive covenants relating to the notes, including restrictions on our ability to enter into certain consolidations, mergers or transfers of substantially all of our assets, are contained in the Senior Indenture and are described in the accompanying prospectus under “Description of Debt Securities — Covenants.”

      Limitation on Liens Securing Indebtedness. We will not, and will not permit any of our consolidated subsidiaries to, create or incur, or suffer to be incurred or to exist, at any time, any lien on our or their property, whether now owned or hereafter acquired, or upon any income or profits therefrom, to secure the payment of any indebtedness for money borrowed of us or of any of our consolidated subsidiaries or of any other person, unless all our obligations on or in respect of the notes offered hereby are equally and ratably and validly secured by such lien by proceedings and documents reasonably satisfactory to the applicable Trustee, except that the provisions of this paragraph shall not prohibit the following:

(1)	liens existing as of the issue date securing indebtedness for money borrowed of us and our consolidated subsidiaries outstanding on such date;

(2)	liens (a) incurred after the issue date given (on or within 120 days of the date of acquisition, construction or improvement) to secure the payment of the purchase price or construction costs incurred by us or our consolidated subsidiaries in connection with the acquisition, construction or improvement of real and personal property useful and intended to be used in carrying on our business or the business of our consolidated subsidiaries, or (b) on fixed assets useful and intended to be used in carrying on our business or the business of our consolidated subsidiaries existing at the time of acquisition or construction thereof by us or such consolidated subsidiary or at the time of acquisition by us or our consolidated subsidiaries of any business entity then owning such fixed assets, whether or not such existing liens were given to secure the payment of the purchase price or construction costs of the fixed assets to which they attach, so long as liens permitted by this subclause (b) were not incurred, extended or renewed in contemplation of such acquisition or construction, provided that any such liens permitted by this clause (2) shall attach solely to the property acquired, constructed, improved or purchased;

(3)	liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a good faith contest;

(4)	liens incidental to the conduct of our and our subsidiaries’ businesses or our or their ownership of property and other assets not securing any indebtedness for money borrowed and not otherwise incurred in connection with the borrowing of money or obtaining of credit, and which do not in the aggregate materially diminish the value of our or our subsidiaries’ property or assets when taken as a whole, or materially impair the use thereof in the operation of our or their businesses;

(5)	liens in respect of any interest or title of a lessor in any property subject to a capitalized lease permitted under the covenant described under “— Limitation on Sale and Leaseback” below;

(6)	liens arising in respect of judgments against us, except for any judgment in an amount in excess of $1,000,000 which is not discharged or execution thereof stayed pending appeal within 45 days after entry thereof;

(7)	liens in favor of us or any of our consolidated subsidiaries;

(8)	liens consisting of minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to use of real property, that are necessary for the conduct of our operations and our subsidiaries or that customarily exist on properties of corporations engaged in similar businesses and are similarly situated and that do not in any event materially impair their use in our or our subsidiaries’ operations; and

(9)	liens renewing, extending or refunding any lien permitted by the preceding clauses of this paragraph; provided, however, that the principal amount of indebtedness for money borrowed secured by such lien immediately prior thereto is not increased and such lien is not extended to any other assets or property.

      Notwithstanding the foregoing, neither we nor any of our consolidated subsidiaries may create or assume liens, in addition to those otherwise permitted by the preceding clauses of this paragraph, securing indebtedness for money borrowed of us or any of our consolidated subsidiaries issued or incurred after the issue date, provided that at the time of such issuance or incurrence, the aggregate amount of all secured indebtedness and attributable debt would not exceed 15% of our consolidated net tangible assets.

      In the event that any of our or our consolidated subsidiaries’ property is subjected to a lien not otherwise permitted by this paragraph, we will make or cause to be made a provision whereby the notes will be secured (together with other indebtedness for money borrowed then entitled thereto and equal in rank to the notes), to the full extent permitted under applicable law, equally and ratably with all other obligations secured thereby, and in any case the notes offered hereby shall (but only in such event) have the benefit, to the full extent that the holders of the notes may be entitled thereto under applicable law, of an equitable lien on such property equally and ratably securing the notes and such other obligations.

      Limitation on Sale and Leaseback. We will not, and will not permit any of our consolidated subsidiaries to, enter into any arrangement, directly or indirectly, whereby we or such consolidated subsidiary shall, in one transaction or a series of related transactions, (i) sell, transfer or otherwise dispose of any property owned by us or any of our consolidated subsidiaries and (ii) more than 120 days after the later of the date of initial acquisition of such property or completion or occupancy thereof, as the case may be, by us or such consolidated subsidiary, rent or lease, as lessee, such property or substantially identical property or any material part thereof (a “sale and leaseback transaction”), provided that the foregoing restriction shall not apply to any sale and leaseback transaction if (a) immediately after the consummation of such sale and leaseback transaction and after giving effect thereto, no default or event of default shall exist and (b) any one of the following conditions is satisfied:

•	the lease concerned constitutes a capitalized lease and at the time of entering into such sale and leaseback transaction and after giving effect thereto and to any liens incurred pursuant to the covenant described under “— Limitation on Liens Securing Indebtedness” above, the aggregate amount of all secured indebtedness and attributable debt would not exceed 15% of our consolidated net tangible assets;

•	the lease has a term which in the aggregate would not exceed 36 months (including any extensions or renewals thereof at the option of the lessee); or

•	the sale of such property is for cash consideration which equals or exceeds the fair market value thereof (as determined in good faith by us) and the net proceeds from such sale are applied, within 180 days of the date of the sale thereof, to either (a) redemption or retirement of the notes offered hereby or (b) the payment (other than payments due at maturity or in satisfaction of, or applied to, any mandatory or scheduled payment or prepayment obligation) of indebtedness for money borrowed of us which ranks, in right of payment, on a parity with or senior to the notes offered hereby.

      Restrictive Agreements. We will not and will not permit any of our consolidated subsidiaries to enter into any indenture, agreement, instrument or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of any of our consolidated subsidiaries to make loans or advances to us or to declare and pay dividends or make distribution on shares of such consolidated subsidiary’s capital stock (whether now or hereafter outstanding); provided, however, that any agreement to subordinate indebtedness for money borrowed owing from any of our consolidated subsidiaries to us or owing between our consolidated subsidiaries pursuant to any priority debt or to any guarantee of such indebtedness for money borrowed shall not be deemed to violate this paragraph so long as any such agreement to subordinate does not directly or indirectly prohibit or restrain the ability of any such consolidated subsidiary to make loans or advances to us or to declare and pay dividends or make distributions on shares of such consolidated subsidiary’s capital stock (whether now or hereafter outstanding).

Events of Default

      The notes offered hereby are subject to the events of default described under “Description of Debt Securities — Events of Default” in the accompanying prospectus and as described in the following sentence. An event of default under the Third Supplemental Indenture will occur upon the failure to perform the covenant of AMERCO in the Third Supplemental Indenture described herein under “— Purchase of the Notes Upon a Change of Control” (including the failure to purchase the notes required to be purchased following a change in control purchase in accordance with the terms of the change in control notice and the Third Supplemental Indenture), “— Covenants — Limitations on Liens Securing Indebtedness,” “— Covenants — Limitation on Sale and Leaseback,” and “Covenants — Restrictive Agreements.”

Application of Defeasance Provision

      The notes offered hereby are subject to defeasance as described under “Description of Debt Securities — Defeasance” in the accompanying prospectus. The Third Supplemental Indenture will provide with respect to the notes offered hereby that AMERCO may omit to comply with the covenants described under “— Purchase of the Notes Upon a Change of Control,” “— Covenants — Limitation on Liens Securing Indebtedness,” “— Covenants — Limitations on Sale and Leaseback,” and “— Covenants — Restrictive Agreements” above, and that violations of such covenants will not be deemed to be an event of default under the Indenture and the notes to the extent that the conditions described under “Description of Debt Securities — Defeasance” in the accompanying prospectus are met.

Modification and Waiver

      The notes offered hereby are subject to the provision, described under “Description of Debt Securities — Modification and Waiver” in the accompanying prospectus in addition to the following provision. A modification or amendment to the Indenture may not waive AMERCO’s obligation to make a change in control purchase without the written consent of the holders of at least two-thirds in aggregate principal amount of the then outstanding notes issued under the Third Supplemental Indenture.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the covenants contained in the Third Supplemental Indenture. Reference is made to the Senior Indenture and the Third Supplemental Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

      “attributable debt” means indebtedness for money borrowed deemed to be incurred in respect of a sale and leaseback transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

      “capital stock” means, with respect to any person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests, or any other participation, right, warrant, option, or other interest in the nature of an equity interest in such person, but excluding debt securities convertible or exchangeable into such equity interest.

      “capitalized lease” means any lease, the obligation for rentals with respect to which, is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with United States generally accepted accounting principles.

      “change in control” means the occurrence of:

(1) any consolidation, share exchange or merger regarding us in which we are not the continuing or surviving corporation or where our voting stock would be converted into cash, securities or other property, other than a merger in which the holders of our voting stock immediately prior to the merger have the same or greater direct or indirect proportionate ownership of the surviving corporation’s voting stock immediately after the merger as they had of our voting stock immediately before the merger, or

(2) any person or group (as either such term is used in Section 13(d) and 14(d) of the Exchange Act), including our affiliates (but not including us, our subsidiaries, employee stock ownership plans or employee benefit plans of AMERCO or our subsidiaries, or permitted persons), filing a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such a person has become the beneficial owner (as defined in Rule 13d-2 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting stock of AMERCO.

      “change in control triggering event” means the occurrence of both a change in control and a rating decline with respect to the notes.

      “consolidated net tangible assets” means, as of the date of any determination thereof, the total amount of all our assets and our consolidated subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting intangibles.

      “consolidated subsidiary” means any of our subsidiaries which is consolidated with AMERCO for financial reporting purposes in accordance with United States generally accepted accounting principles.

      “good faith contest” means, with respect to any tax, assessment, lien, obligation, claim, liability, judgment, injunction, award, decree, order of law, regulation, statute or similar item, any challenge or contest thereto of an appropriate proceeding timely initiated in good faith by the person subject thereto to which adequate reserve therefor have been taken in accordance with GAAP.

      “indebtedness for money borrowed,” when used with respect to us or any of our subsidiaries, means any obligation of, or any obligation guaranteed by, us or any of our subsidiaries for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, us for the payment of the purchase price of property or assets.

      “intangibles” means all intellectual properties and all goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organizational expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance, prepaid taxes, prepaid advertising, prepaid licensing and other similar expenses prepaid in the ordinary course of business), amounts invested in or advanced to or equity in our subsidiaries other than consolidated subsidiaries less any writedowns thereof, the excess of cost of shares acquired over book value of related assets, any increase in the value of a fixed asset arising from a reappraisal, revaluation or write-up thereof, and such other assets as are properly classified as “intangible assets” in accordance with United States generally accepted accounting principles.

      “intellectual properties” means all material patents, patent applications, copyrights, copyright applications, trade secrets, trade names and trademarks, technologies, methods, processes or other proprietary properties or information which are used by us and our consolidated subsidiaries in the conduct of our and their respective businesses and are either owned by them or are used, employed or practiced by us or them, as applicable, under valid and existing licenses, grants, “shop rights,” or other rights.

      “investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Standard & Poor’s Rating Group (or any successor to the rating agency business thereof) and BBB- (or the equivalent) by Fitch, Inc. (or any successor to the rating agency business thereof).

      “issue date” means the date of issuance of the notes offered hereby under the Third Supplemental Indenture.

      “lien” means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, bankers’ liens, setoffs and similar arrangements, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes hereunder, we or any of our consolidated subsidiaries shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, capitalized lease or other arrangement pursuant to which title to the property has been retained by or vested in some other person for security purposes and such retention or vesting shall constitute a lien.

      “permitted persons” means (1) Edward J. Shoen, Mark V. Shoen, James P. Shoen, Paul F. Shoen, Sophia M. Shoen and the spouse and lineal descendants of each such individual, the spouses of each such lineal descendants and the lineal descendants of such spouses, (2) any trusts for the primary benefit of, the executor or administrator of the estate of, or other legal representative of, any of the individuals referred to in the foregoing clause (1), and (3) any corporation with respect to which all the voting stock thereof is, directly or indirectly, owned by any of the individuals referred to in the preceding clause (1).

      “priority debt” means (1) indebtedness for money borrowed of any of our consolidated subsidiaries, except indebtedness for money borrowed issued to and held by us or any of our wholly-owned consolidated subsidiaries, and (but without duplication) (2) secured indebtedness.

      “property” means any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

      “rating agencies” means Standard & Poor’s Rating Group and Fitch, Inc. or any successor to the respective rating agency businesses thereof.

      “rating date” means the date which is 90 days prior to the earlier of (1) a change in control and (2) public notice of the occurrence of a change in control or of our intention to effect a change in control.

      “rating decline” means, with the respect to the notes offered hereby, the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a change in control or of our intention to effect a change in control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the rating agencies): (a) in the event the notes offered hereby were assigned an investment grade rating by both of the rating agencies on the rating date, the rating of the notes by both of the rating agencies shall decrease below an investment grade rating; or (b) in the event the notes offered hereby were rated below an investment grade rating by one or both of the rating agencies on the rating date, the rating of the notes offered hereby by either rating agency shall decrease by one or more gradations (including gradations within rating categories as well as between rating categories).

      “rentals” means and includes, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by us or any of our consolidated subsidiaries, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by us or any of our consolidated subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

      “secured indebtedness” means any indebtedness for money borrowed, whether of us or any of our consolidated subsidiaries, secured by any lien on any property of us or any of our consolidated subsidiaries.

      “subsidiary” means a person more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries, or by such person and one or more other subsidiaries of such person.

      “voting stock” of a person means all classes of capital stock of such person then outstanding and normally entitled to vote in the election of directors (or persons performing similar functions) or to direct the business and affairs of the issuer of such capital stock in the absence of contingencies.

      “wholly-owned consolidated subsidiary” means any consolidated subsidiary all of the outstanding capital stock of which (except for directors’ qualifying shares to the extent required by applicable law) is owned by AMERCO and/or its wholly-owned consolidated subsidiaries.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

      Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to foreign currency notes, is by necessity incomplete. We and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their foreign currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See “Risk Factors — Foreign Currency Notes are Subject to Exchange Rate and Exchange Control Risks.”

Payment of Principal, Premium, if any, and Interest, if any

      Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on, a foreign currency note in the specified currency. Any amounts so payable by us in the specified currency will be converted by the exchange rate agent named in the applicable pricing supplement (the “exchange rate agent”) into U.S. dollars for payment to the registered holders thereof unless otherwise specified in the applicable pricing supplement or a registered holder elects, in the manner described below, to receive these amounts in the specified currency.

      Any U.S. dollar amount to be received by a registered holder of a foreign currency note will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day next preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the exchange rate agent) selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on that payment date in the aggregate amount of the specified currency payable to all registered holders of foreign currency notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the registered holders of foreign currency notes by deductions from any payments. If three bid quotations are not available, payments will be made in the specified currency.

      Registered holders of foreign currency notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the specified currency by submitting a written request to the Trustee at its corporate trust office in The City of New York on or prior to the applicable record date or at least fifteen calendar days prior to the maturity date, as the case may be. This written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. This election will remain in effect until revoked by written notice delivered to the Trustee on or prior to a record date or at least fifteen calendar days prior to the maturity date, as the case may be. Registered holders of foreign currency notes to be held in the name of a broker or nominee should contact their broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

      Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than U.S. dollars, a beneficial owner of a global security which elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the participant through which it owns its interest on or prior to the applicable record date or at least fifteen calendar days prior to the maturity date, as the case may be, of its election. The applicable participant must notify the Depositary of its election on or prior to the third business day after the applicable record date or at least twelve calendar days prior to the maturity date, as the case may be, and the Depositary will notify the Trustee of that election on or prior to the fifth business day after the applicable record date or at least ten calendar days prior to the maturity date, as the case may be. If complete instructions are received by the participant from the applicable beneficial owner and forwarded by the participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then the applicable beneficial owner will receive payments in the specified currency.

      We will make payments of the principal of, and premium, if any, and/or interest, if any, on, foreign currency notes which are to be made in U.S. dollars in the manner specified herein with respect to notes denominated in U.S. dollars. See “Description of Notes — General.” We will make payments of interest, if any, on foreign currency notes which are to be made in the specified currency on an interest payment date other than the maturity date by check mailed to the address of the registered holders of their foreign currency notes as they appear in the security register, subject to the right to receive these interest payments by wire transfer of immediately available funds under the circumstances described under “Description of Notes — General.” We will make payments of principal of, and premium, if any, and/or interest, if any, on, foreign currency notes which are to be made in the specified currency on the maturity date by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the maturity date by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular foreign currency note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Availability of Specified Currency

      If the specified currency for foreign currency notes is not available for any required payment of principal, premium, if any, and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the registered holders of these foreign currency notes by making payments in U.S. dollars on the basis of the market exchange rate, computed by the exchange rate agent, on the second business day prior to the particular payment or, if the market exchange rate is not then available, on the basis of the most recently available market exchange rate.

      As used in this prospectus supplement, the “market exchange rate” for a specified currency other than U.S. dollars means the noon dollar buying rate in The City of New York for cable transfers for the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

      All determinations made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the registered holders of the foreign currency notes.

Judgments

      Under current New York law, a state court in the State of New York would be required to render a judgment in respect of a foreign currency note in the specified currency, and a judgment in the specified currency would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, registered holders of foreign currency notes would be subject to exchange rate fluctuations between the date of entry of a foreign currency judgment and the time when the amount of the foreign currency judgment is paid in U.S. dollars and converted by the applicable registered holder into the specified currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

      We will indemnify the registered holder of any note against any loss incurred as a result of any judgment or order being given or made for any amount due under the particular note and that judgment or order requiring payment in a currency (the “judgment currency”) other than the specified currency, and as a result of any variation between:

•	the rate of exchange at which the specified currency amount is converted into the judgment currency for the purpose of that judgment or order; and

•	the rate of exchange at which the registered holder, on the date of payment of that judgment or order, is able to purchase the specified currency with the amount of the judgment currency actually received.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes offered hereby is based upon the Code, final and temporary regulations of the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This summary deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, tax-exempt entities, insurance companies, banks, thrifts, regulated investment companies, dealers in securities or currencies, persons holding notes as a part of an integrated investment, including a straddle or conversion transaction comprised of a note and one or more other positions, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations, as well as any consequences of the, purchase, ownership and disposition of the notes arising under the laws of any state, local or foreign taxing jurisdiction.

      In addition, this summary does not address the tax consequences to partnerships and partners (or persons treated as partnerships or partners for United States federal income tax purposes). A person who holds an interest in a note through a partnership (or entity treated as a partnership for United States federal income tax purposes) should consult his own tax advisor as to the extent to which the rules discussed herein apply to him.

      As used herein, the term “U.S. holder” means a beneficial owner of a note that is, for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding clause (iv), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons within the meaning of section 7701(a)(30) of the Code prior to such date that elect to continue to be so treated also shall be considered U.S. holders. As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.

      The discussion below assumes that the notes will be treated as debt for federal income tax purposes. holders should consult their own tax advisors with respect to whether any contingent payment obligations or indexed notes are debt.

U.S. Holders

      Payments of Interest. Except as discussed below, payments of interest on a note generally will be taxable to a U.S. holder as ordinary income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting).

      Original Issue Discount. The following summary is a general discussion of the United States federal income tax consequences to U.S. holders of the purchase, ownership and disposition of notes issued with original issue discount. U.S. holders of notes may contact Rocky D. Wardrip, Assistant Treasurer at 1325 Airmotive Way, Suite 100, Reno, Nevada, 89502, telephone 775-688-6300, for information regarding the notes which is required for such holders to comply with the original issue discount regulations.

  In General

      For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis

amount (generally   1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any actual discount on such note (i.e., the excess of the note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

      Payments of qualified stated interest on a note are taxable to a U.S. holder as ordinary income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting). A U.S. holder must include original issue discount in income as ordinary income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. holder is the sum of the daily portions of original issue discount with respect to such note for each day during the taxable year (or portion of the taxable year) on which such U.S. holder held such note. The “daily portion” of original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the adjusted issue price of the note at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of original issue discount allocable to all prior accrual periods, minus the amount of any prior payments on the note that were not qualified stated interest payments. Under these rules, U.S. holders generally will have to include in income increasing amounts of original issue discount in successive accrual periods.

      Certain of the notes (i) may be redeemable at our option prior to their stated maturity (a “call option”) and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a “put option”). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

      The IRS recently issued final regulations regarding whether additional debt instruments issued in a so-called “reopening” will be considered part of the same issue, with the same issue price and yield to maturity, as the original debt instruments for tax purposes. The new regulations will apply to reopenings after March 12, 2001. Unless otherwise provided in an applicable pricing supplement, additional notes issued by the Company in reopening will be issued such that they will be considered part of the original issuance to which they relate.

  Variable Rate Debt Instruments

      Under applicable Treasury Regulations, floating rate notes and indexed notes (“variable notes”) are subject to special rules whereby a variable note will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the variable note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the variable note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap or floor is fixed throughout the term of the note. An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a variable note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the variable note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

      If a variable note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument” and if the interest on such note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the note will constitute qualified stated interest and will be taxed accordingly. Thus, a variable note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” will generally not be treated as having been issued with original issue discount unless the variable note is issued at a “true” discount (i.e., at a price below the note’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a variable note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

      In general, any other variable note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the variable note. Such a variable note will be converted into an “equivalent” fixed rate debt instrument by substituting for any qualified floating rate or qualified inverse floating rate provided for under the terms of the variable note a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the variable note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the variable note is converted into a fixed rate that reflects the yield that is reasonably expected for the variable note. In the case of a variable note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the variable note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the variable note as of the variable note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the variable note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

      Once the variable note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument and a U.S. holder of the variable note will account for such original issue discount and qualified stated interest as if the U.S. holder held the “equivalent” fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the variable note during the accrual period.

      Contingent Payment Debt Instruments. If a variable note does not qualify as a “variable rate debt instrument,” then the variable note would be treated as a contingent payment debt instrument. A U.S. holder of such an instrument is generally required to include future contingent and noncontingent interest payments in income under the constant yield method as such interest accrues based on the issuer’s determination of the “comparable yield” and establishment of a “projected payment schedule” that must produce the comparable yield. The projected payment schedule consists of all stated principal payments and a projected amount and time for each contingent interest payment. If the actual amount of any contingent payment, once determined, differs from the projected amounts, appropriate adjustments are to be made to the amounts required to be included in gross income by the U.S. holder. The yield, timing and amounts set forth in the projected payment schedule are for purposes of computing original issue discount only and are not assurances by us with respect to any aspect of the notes. Because U.S. holders will generally be bound by the issuer’s determination of the comparable yield and by the projected payment schedule for federal income tax purposes, a U.S. holder’s income inclusions may be accelerated relative to the time payments under the notes are in fact made. The IRS has authority to disregard a projected payment schedule it determines to be unreasonable. Any gain recognized by a U.S. holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States Federal income tax treatment of variable notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Purchasers of contingent payment debt instruments should carefully examine the applicable pricing supplement and should consult their own tax advisor with respect to such notes.

      Short-Term Notes. Notes that have a fixed maturity of one year or less (“short-term notes”) will be issued with original issue discount; however, an individual or other cash method U.S. holder is not required to accrue such original issue discount unless the U.S. holder elects to do so. If such an election is not made, stated interest will be taxable when received and any gain recognized by the U.S. holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. holders who report income for United States federal income tax purposes under the accrual method, and certain other holders, including banks, dealers in securities, regulated investment companies, and certain “pass-through” entities, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

      Acquisition Premium. A U.S. holder who purchases a note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the note after the purchase date (other than payments of qualified stated interest) will be considered to have purchased the note at an “acquisition premium.” In such cases, the amount of original issue discount, if any, which such U.S. holder must include in its gross income with respect to such note for any taxable year (or portion thereof in which the U.S. holder holds the note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

      Market Discount. If a note (other than a short-term note described above) is acquired at a “market discount,” some or all of any gain realized upon a sale or other disposition, a payment at maturity, or a partial principal payment on such note may be treated as ordinary income, as described below. For this purpose, “market discount” is the excess (if any) of the note’s stated redemption price at maturity over its purchase price, subject to a statutory de minimis exception. (In the case of a note issued with original issue discount, in lieu of using stated redemption price at maturity, the revised issue price (i.e., the sum of the issue price and the aggregate amount of original issue discount included in the gross income of all holders for periods before the acquisition, less payments made on the note other than qualified stated interest) is used.) Unless a U.S. holder has elected to include the market discount in income as it accrues, if any note is disposed of in certain non-recognition transactions, accrued market discount will be includible to the U.S. holder as ordinary income as if such U.S. holder had sold the note at its then fair market value.

      The amount of market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by a U.S. holder and the denominator of which is the total number of days after the date such U.S. holder acquired the note up to and including the date of its maturity or (ii) if the U.S. holder so elects, on a constant interest rate method. A U.S. holder may make that election with respect to any note, but such election is irrevocable.

      In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. holder of such note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all notes and other obligations of the U.S. holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. holder, unless the IRS consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

      If the U.S. holder makes the election to treat as original issue discount all interest on a debt instrument that has market discount, the U.S. holder is deemed to have made the election to accrue currently market discount on all other debt instruments with market discount. In addition, if the U.S.

holder has previously made the election to accrue market discount currently, the conformity requirements of that election are met for debt instruments with respect to which the U.S. holder elects to treat all interest as original issue discount.

      Unless a U.S holder who acquires a note at a market discount elects to include market discount in income currently, such U.S. holder may be required to defer deductions for any interest paid on indebtedness allocable to such notes in an amount not exceeding the deferred income until such income is realized.

      Premium. If a U.S. holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

      Election. U.S. holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount obligations, subject to certain limitations and exceptions.

      Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal such U.S. holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than the applicable holding period. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Foreign Currency Notes

      The following discussion applies to foreign currency notes, if such notes are not denominated in or indexed to a currency that is considered a “hyperinflationary” currency. As used herein, “foreign currency” means a currency other than U.S. dollars. Special U.S. tax considerations applicable to obligations denominated in or indexed to a hyperinflationary currency or to “dual currency” notes will be discussed in the applicable Pricing Supplement.

      In general, a U.S. holder that uses the cash method of accounting and holds a foreign currency note will be required to include in income the U.S. dollar value of the amount of interest income received, whether or not the payment is received in U.S. dollars or converted into U.S. dollars. The U.S. dollar value of the amount of interest received is the amount of foreign currency interest paid, translated at the spot rate on the date of receipt. The U.S. holder will not have exchange gain or loss on the interest payment, but may have exchange gain or loss when it disposes of any foreign currency received.

      A U.S. holder on the accrual method of accounting is generally required to include in income the U.S. dollar value of interest accrued during the accrual period. Accrual basis U.S. holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the U.S. dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange for the period reasonably derived and consistently applied by the U.S. holder. Under the second method, a U.S. holder can elect to accrue interest at the spot rate on the last day of an interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt, the spot rate on the date of receipt. Any such election will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired and will be irrevocable without the consent of the IRS. An accrual basis U.S. holder will recognize exchange gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income. The foreign currency gain or loss will generally be treated as U.S. source ordinary income or loss.

      Original issue discount on a foreign currency note is determined in the foreign currency at the time of acquisition of the note and is translated into U.S. dollars in the same manner that an accrual basis U.S. holder accrues stated interest. Exchange gain or loss will be determined when original issue discount is considered paid to the extent the exchange rate on the date of payment differs from the exchange rate at which the original issue discount was accrued.

      The amount of market discount on a foreign currency note includible in income will generally be determined by computing the market discount in the foreign currency and translating that amount into U.S. dollars at the spot rate on the date the foreign currency note is retired or otherwise disposed of. If the U.S. holder accrues market discount currently, the amount of market discount which accrues during any accrual period is determined in the foreign currency and translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. Exchange gain or loss may be recognized to the extent that the rate of exchange on the date of the retirement or disposition of the note differs from the exchange rate at which the market discount was accrued.

      Amortizable premium on a foreign currency note is also computed in units of foreign currency and, if the U.S. holder elects, will reduce interest income in units of foreign currency. At the time amortized bond premium offsets interest income (i.e., the last day of the tax year in which the election is made and the last day of each subsequent tax year), exchange gain or loss with respect to amortized bond premium is recognized measured by the difference between exchange rates at that time and at the time of the acquisition of the note.

      With respect to the sale, exchange, retirement or repayment of a note denominated in a foreign currency, the foreign currency amount realized will be considered to be the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above), accrued but unpaid original issue discount (on which exchange gain or loss is recognized as described above) and finally as a payment of principal (except to the extent of accrued but unamortized market discount on which exchange gain or loss is recognized as described above). With respect to such payment of principal, (i) gain or loss is computed in the foreign currency and translated on the date of retirement or disposition and (ii) exchange gain or loss is separately computed on the foreign currency amount of the purchase price, reduced by amortized bond premium, that is repaid to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date of note was acquired, or deemed acquired. Exchange gain or loss computed on accrued interest. Original issue discount, market discount and principal is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. holder’s tax basis in the note will generally equal the U.S. dollar cost of the note increased by the U.S. dollar amounts includible in income as accrued interest, original issue discount, or market discount (if the holder elects to include such market discount on a current basis) and reduced by the U.S. dollar amount of amortized premium and of any payments other than payments of qualified stated interest.

      In the case of a note denominated in foreign currency, the cost of the note to the U.S. holder will be the dollar value of the foreign currency purchase price translated at the spot rate for the date of purchase (or, in some cases, the settlement date). The conversion of U.S. dollars into a foreign currency and the immediate use of that currency to purchase a foreign currency note generally will not result in a taxable gain or loss for a U.S. holder. A U.S. holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a note equal to the U.S. dollar value of such currency on the date of receipt.

      In general, the redenomination of a foreign currency note from one currency to another would constitute a taxable event for U.S. federal income tax purposes. However, redenominating a foreign currency note that is currently denominated in a specified “legacy” currency to a foreign currency note denominated in euros will not be a taxable event to the holder for U.S. federal income tax purposes, provided that the terms of the notes are not otherwise changed by the conversion. For this purpose, the “legacy” currencies are the currencies of Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain. Consequently, a foreign currency note issued in a legacy currency may be redenominated in euros without creating a taxable event to a U.S. holder (absent other changes to the note). The U.S. federal income tax treatment applicable to a foreign currency note which is also a contingent payment debt instrument (as described above) is unclear. Prospective investors of such notes are urged to consult their own tax advisors in this regard.

      Backup Withholding. A U.S. holder of a note may be subject to U.S. backup withholding (currently imposed at the rate of 30.5 percent) with respect to interest paid on the note and with respect to the payment of the proceeds from the disposition of a note, unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates that status or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. U.S. holders of notes should consult their tax advisors as to their qualification for exemption from U.S. backup withholding and the procedure for obtaining such an exemption. Any amount paid as U.S. backup withholding would be creditable against the U.S. holder’s federal income tax liability, provided the applicable requisite information is provided to the Service.

Non-U.S. Holders

      A non-U.S. holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. holder actually or constructively owns 10% or more of us, is a controlled foreign corporation related by stock ownership to us or is a bank receiving interest on an extension of credit made pursuant to a loan entered into in the ordinary course of the bank’s trade or business. To qualify for exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. holder (the “Withholding agent”) must have received a valid statement that (i) is signed by the beneficial owner of the note under penalties of perjury, (ii) certifies that such owner is not a U.S. holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the Withholding agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution. In the past, the Treasury Department has considered implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof and a non-U.S. holder should consult its tax advisor in this regard.

      Generally, a non-U.S. holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided (i) if such non-U.S. holder is an individual, such individual is not present in the United States for 183 days or more in the taxable year of disposition and (ii) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder. Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

      The notes will not be includible in the estate of a non-U.S. holder unless the individual is a direct or indirect or constructive 10% or greater shareholder of us or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

      Information Reporting Requirements and Backup Withholding Tax. We must report annually to the IRS and to each non-U.S. holder any interest that is paid to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

      The backup withholding tax described above, and certain information reporting, will not apply to payments of interest or note disposition proceeds with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

      The payment of the proceeds from the disposition of the notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a Unites States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and the broker has no knowledge to the contrary.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder provides the required information to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

      We may offer the notes on a continuing basis for sale to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and J.P. Morgan Securities Inc. (the “agents”), through underwriters or dealers, directly to one or more purchasers, or through some combination of these methods. The agents, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an agent for that agent to utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay a commission to an agent, ranging from .125% to .750% of the principal amount of each note, depending upon its stated maturity, sold through that agent as our agent. We will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent as our agent at the time of the related sale. In addition, we estimate our expenses incurred in connection with the offering and sale of the notes, including reimbursement of certain of the agents’ expenses, total approximately $150,000.

      Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. An agent may sell notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with that purchase. An agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

      We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly by us or through an agent). Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

      Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in the specified currency in The City of New York on the date of settlement. See “Description of Notes — General.”

      Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes, but the agents are not obligated to do so and may discontinue any market-making activity at any time.

      In connection with an offering of notes purchased by one or more agents as principal on a fixed offering price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those agents create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these types of purchases.

      Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof.

      In the ordinary course of its business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

      From time to time, we may sell other securities referred to in the accompanying prospectus, and the amount of notes offered hereby may be reduced as a result of these sales.

LEGAL MATTERS

      Our counsel, Snell & Wilmer L.L.P., Phoenix, Arizona will pass upon the validity of the notes and will rely upon Milbank, Tweed, Hadley & McCloy LLP, New York, New York with respect to matters of the law of the State of New York. Milbank, Tweed, Hadley & McCloy LLP will pass upon the validity of the notes for the underwriters and will rely upon Snell & Wilmer L.L.P. with respect to matters of the law of the State of Nevada.

PROSPECTUS

$350,000,000

AMERCO

Debt Securities

AMERCO

1325 Airmotive Way, Suite 100
Reno, Nevada 89502-3239
(775) 688-6300

      We are a holding company for U-Haul International, Inc., Republic Western Insurance Company, Oxford Life Insurance Company, and Amerco Real Estate Company. U-Haul comprises greater than 80% of our total revenue and is our most notable business. The trading symbol for our common stock on the NASDAQ is “UHAL.” We do not expect any of these debt securities to officially trade in any public market.

•	We may use this prospectus from time to time to offer unsecured debt securities in one or more series.

•	Specific terms of these debt securities will be set forth in a supplement to this prospectus.

•	The total of all debt securities offered will not exceed $350,000,000.

•	We may sell debt securities directly to purchasers, through underwriters, dealers or agents or through any combination of these methods.

       This investment involves a high degree of risk. Before making an investment in our debt securities, you should carefully consider certain risks described in “Risk Factors” on page 6.

       This prospectus may not be used to consummate a sale of debt securities unless accompanied by a prospectus supplement applicable to such debt securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

February 27, 2001

      You should not rely on any information you receive that is not either contained in, or referred to in, this prospectus or any prospectus supplement. Neither AMERCO nor any underwriter, dealer or agent has authorized anyone to provide you with any other information. This prospectus does not constitute an offer for any securities other than those specifically referred to in this document. We are not making an offer of these securities in any state where the offer is not permitted. There is no implication that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, use the registration statement and the shelf process to sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” in making your investment decision.

      For more detail, you should read the exhibits filed with our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or the underwriters sell all of the securities that we have registered.

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2000; and

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000, September 30, 2000, and December 31, 2000.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address:

AMERCO — Investor Relations

1325 Airmotive Way, Suite 100
Reno, Nevada 89502-3239
telephone: (775) 688-6300

Additionally, our summary quarterly financial reports can be found on our home page on the Internet at: http://www.uhaul.com. Such information, however, will not be deemed to be incorporated by reference in this prospectus.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement including any pricing supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE OF CAUTION REGARDING

FORWARD-LOOKING STATEMENTS

      Certain statements in (a) this prospectus under the caption “Risk Factors,” (b) any applicable prospectus or pricing supplement and (c) the documents incorporated by reference into this prospectus may constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements are based on our management’s beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

•	Fluctuations in our costs to maintain and update our fleet and facilities;

•	Changes in government regulations, particularly environmental regulations;

Changes in demand for our products;

•	Changes in the general domestic economy;

•	Degree and nature of our competition; and

•	Other factors described in this prospectus, any prospectus supplement or pricing supplement or the documents we file with the SEC and incorporate by reference into this prospectus.

      When used in our documents or oral presentations, the words “anticipate,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

ABOUT AMERCO

      AMERCO owns all of the stock of our principal subsidiary, U-Haul International, Inc. U-Haul rental operations represented over 80% of our total revenue for each of the past five (5) fiscal years ended March 31, 2000. We also own all the stock of Republic Western Insurance Company, Oxford Life Insurance Company, and Amerco Real Estate Company. Throughout this prospectus, unless otherwise indicated, AMERCO and references to “we,” “our,” “ours” and “us” includes all of our subsidiaries. Our principal executive offices are located at 1325 Airmotive Way, Suite 100, Reno, Nevada 89502, and our telephone number is (775) 688-6300.

U-Haul Operations

•	U-Move Operations

      Founded in 1945, U-Haul is primarily engaged, through its subsidiaries, in the rental of trucks, automobile-type trailers, and support rental items to the do-it-yourself moving customer. Our do-it-yourself moving business operates under the U-Haul name through an extensive and geographically diverse distribution network of approximately 1,200 company-owned U-Haul centers and approximately 15,000 independent dealers throughout the United States and Canada. We believe that we have more moving equipment rental locations than our two largest competitors combined. The U-Haul rental equipment fleet consists of approximately 99,500 trucks, approximately 85,900 trailers, and approximately 21,000 tow dollies. Additionally, U-Haul sells related products (such as boxes, tape, and packaging materials) and rents various kinds of equipment (such as floor polishing and carpet cleaning equipment).

•	Self-Storage Rental Operations

      U-Haul entered the self-storage business in 1974 and offers for rent more than 31.3 million square feet of self-storage space through over 1,000 company-owned or managed storage locations. We believe we are the second largest self-storage operator (in terms of square feet) in the industry. We believe our self-storage operations are complementary to the do-it-yourself moving business. All of our self-storage space is located at or near one or more U-Haul centers or independent U-Haul dealers.

Insurance Operations

•	Republic Western

      Republic Western originates and reinsures property and casualty type insurance products for independent third parties, U-Haul customers, and U-Haul. Republic Western’s principal strategy is to capitalize on its knowledge of insurance products aimed at the moving and rental markets. Approximately 11.97% of Republic Western’s written premiums relate to insurance underwriting activities involving AMERCO’s affiliates. Approximately 89.0% of Republic Western’s invested assets are in investment grade (NAIC-2 or greater) fixed income securities.

•	Oxford

      Oxford primarily reinsures life, health, and annuity insurance products and administers our self-insured employee health plan. Approximately 2.9% of Oxford’s premium revenues are from business with AMERCO’s affiliates. Approximately 89.1% of Oxford’s invested assets are in investment grade (NAIC-2 or greater) fixed income securities.

Real Estate Operations

•	Amerco Real Estate

      Amerco Real Estate owns or actively manages over 1,200 properties throughout the United States and Canada. In addition to its U-Haul operations, Amerco Real Estate actively seeks to lease or dispose of our surplus properties.

      The following chart represents the corporate structure of the major operating subsidiaries of AMERCO:

THE OFFERING

      We may offer and sell from time to time, in one or more series, unsecured debt securities, which may consist of notes, debentures or other evidences of indebtedness.

      The total initial offering prices of the debt securities we may offer and sell pursuant to this prospectus and supplements to it will not be greater than $350,000,000 (or the equivalent amount in a foreign currency or currency unit at the time of sale). We will offer these securities in amounts, at prices and on terms that we determine in light of market conditions at the time of sale and specify in a prospectus supplement or pricing supplement.

RISK FACTORS

We operate in a highly competitive industry, which could adversely affect our operations.

      The truck rental industry is highly competitive and includes a number of significant national and hundreds of regional and local competitors. Competition is generally based on price, product quality, convenience, availability, brand name recognition and service. Competition could adversely affect our operating results by forcing us to reduce prices or delay price increases.

Control of the Company remains in the hands of a small contingent.

      Edward J. Shoen, Chairman of the Board and President of AMERCO, James P. Shoen, Vice President and a Director of AMERCO, and Mark V. Shoen, President of U-Haul Phoenix Operations collectively own 9,071,070 shares (approximately 41.3%) of the outstanding common stock of AMERCO. Accordingly, Edward J. Shoen, Mark V. Shoen, and James P. Shoen will be in a position to continue to influence the election of the members of the Board of Directors and decisions requiring stockholder approval. In addition, 2,677,667 shares (approximately 12.2%), including shares allocated to employees and unallocated shares, are held by our Employee Savings and Employee Stock Ownership Trust.

Our operations subject us to numerous environmental regulations and the possibility that environmental liability in the future could adversely affect our operations.

      Compliance with environmental requirements of federal, state and local governments significantly affects our business. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. Under environmental laws, we can be held strictly liable for hazardous substances that are found on real property we have owned or operated. We are aware of issues regarding hazardous substances on some of our real estate and we have put in place a remedial plan at each site where we believe such a plan is necessary. We regularly make capital and operating expenditures to stay in compliance with environmental laws. In particular, we have managed a testing and removal program since 1988 for our underground storage tanks. Under this program, we have removed over 3,000 tanks at a total cost of $43.2 million since April 1988. As of December 31, 2000, we have seven known sites containing nine known underground storage tanks. Despite these compliance efforts, risk of environmental liability is part of the nature of our business. For example, a subsidiary of AMERCO owns property located within two different state hazardous substance sites in the State of Washington. The subsidiary has been named a “potentially liable party” under state law. Future environmental liabilities, including compliance and remediation costs, could have a material adverse effect on our business. For more information regarding environmental matters that affect our business, see “Item 1. Business — Moving and Storage Operations — Environmental Matters” in our Annual Report on Form 10-K.

USE OF PROCEEDS

      The use of proceeds from the sale of the debt securities will be set forth in a prospectus supplement or pricing supplement relating to each offering of debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax earnings from operations plus total fixed charges excluding interest capitalized during the period. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt expense and discounts, and one-third of the our annual rental expense (which we believe is a reasonable approximation of the interest factor of these rentals). The ratio for the nine months ended on December 31, 2000 may be different from the ratio for fiscal 2001 because, among other reasons, U-Haul rental operations are seasonal and proportionally more of our earnings are generated in the first and second quarters of each fiscal year.

	Nine Months
	Ended	Fiscal Year Ended March 31,
	December 31,
	2000	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	1.84	1.79	1.84	1.66	1.74	2.02

      For more information on our ratio of earnings to fixed charges, see Exhibit 12 to the registration statement and the section called “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

      The following is a description of certain general terms of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities we may offer (the “offered securities”) will be described in the prospectus supplement and pricing supplement, if applicable, relating to such offered securities.

      The offered securities are to be issued in one or more series under an indenture (the “Indenture”), between us and The Bank of New York, as Trustee. The Indenture is incorporated by reference in this registration statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture. Because this is a summary, it does not contain all the information that may be important to you. You should read the Indenture in its entirety, including the definitions of certain terms, the prospectus supplement and any pricing supplement before you make any investment decision. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indenture are capitalized herein.

General

      The debt securities will be unsecured obligations. The Indenture does not limit the amount of offered securities that may be issued and provides that the offered securities may be issued from time to time in one or more series. All offered securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened under the Indenture, without the consent of any holder, for issuances of additional offered securities of such series. The offered securities will rank pari passu with all of our other unsecured and unsubordinated indebtedness.

      We refer you to the prospectus supplement and pricing supplement relating to the offered securities for the following terms, where applicable, of the offered securities:

•	the title of the offered securities;

•	any limit on the aggregate principal amount of the offered securities;

•	the ranking of such offered securities;

•	the person to whom any interest on any offered security will be payable, if other than the person in whose name such offered security is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the offered securities will mature;

•	the rate or rates (which may be fixed, floating or adjustable) at which the offered securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

•	the place or places where the principal of (and premium, if any) and interest on the offered securities will be payable, where any offered securities may be surrendered for registration of transfer or exchange and where notices to or demand upon us may be delivered;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the offered securities may be redeemed in whole or in part, at our option;

•	the mandatory or optional redemption provisions applicable to the offered securities;

•	the obligation, if any, of us to redeem or purchase such offered securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such offered securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which such offered securities will be issuable, if other than denominations of $1,000 and any integral multiples thereof;

•	the portion of the principal amount of the offered securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

•	any additional restrictive covenants under the Indenture;

•	our right to defease the offered securities or certain restrictive covenants and certain Events of Default under the Indenture;

•	the currency or currencies in which payment of principal and premium, if any, and interest on the offered securities will be payable, if other than United States dollars;

•	if the principal of and premium, if any, or interest, if any, on such offered securities is to be payable, at our election or a holder thereof, in a currency or currencies other than that in which such offered securities are stated to be payable, the currency or currencies in which payment of the principal of and premium, if any, or interest, if any, on such offered securities as to which such election is made will be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the offered securities;

•	if the offered securities will be issuable only in the form of a global note as described under “Book-Entry Securities,” DTC or its nominee with respect to the offered securities, and the circumstances under which the global note may be registered for transfer or exchange in the name of a person other than DTC or its nominee;

•	any additional Events of Default under the Indenture; and

•	any other terms of the offered securities.

      If the principal of and premium, if any, or any interest on offered securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such offered securities and such currency will be described in the prospectus supplement or pricing supplement relating thereto.

      Unless otherwise indicated in the prospectus supplement or pricing supplement relating to offered securities, principal of and premium, if any, and interest, if any, on the offered securities will be payable, and the offered securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at 101 Barclay Street, Floor 21 West, New York, New York, 10286, provided that, at our option, payment of interest may be made by:

•	wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the Trustee from any holder of offered securities;

•	any similar manner that such holder may designate in writing to the Trustee; or

•	by check mailed to the address of the person entitled thereto as it appears in the security register.

      Any payment of principal and premium, if any, and interest, if any, required to be made on an interest payment date, redemption date, or at maturity that is not a business day need not be made on such day, but may be made on the next succeeding business day with the same force and effect as if made on the interest payment date, redemption date, or at maturity, as the case may be, and no interest shall accrue for the period from and after such interest payment date, redemption date, or maturity.

      Unless otherwise indicated in the prospectus supplement or pricing supplement relating to offered securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of offered securities, but we may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

      Offered securities may be issued under the Indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under United States treasury regulations, it is possible that offered securities that are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) and to “investment units” will be described in the prospectus supplement relating thereto. An “original issue discount security” means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

Book-Entry System

      The debt securities will be represented by one or more permanent global notes deposited with, or on behalf of, The Depository Trust Company, as depository under the Indenture (“DTC”), and registered in the name of DTC’s nominee. Except as set forth below:

•	owners of beneficial interests in a global note will not be entitled to have debt securities represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Indenture; and

•	each global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Accordingly, beneficial interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. The laws of some states require certain purchasers of securities to take physical delivery thereof in definitive form. The depository arrangements described above and such laws may impair the ability to own or transfer beneficial interests in a global note.

      Owners of beneficial interests in any global note will not be entitled to receive debt securities in definitive form and will not be considered holders of debt securities unless:

•	DTC notifies us that it is unwilling or unable to continue as depository for such global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

•	We execute and deliver to the Trustee a company order that such global note shall be so exchangeable; or

•	there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the debt securities.

      In such circumstances, upon surrender by DTC or a successor depository of any global note, debt securities in definitive form will be issued to each person that DTC or a successor depository identifies as the beneficial owner of the related debt securities. Upon such issuance, the Trustee is required to register such debt securities in the name of, and cause such debt securities to be delivered to, such person or persons (or nominees thereof). Such debt securities would be issued in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof.

      The following is based on information furnished by DTC:

•	In the event that DTC acts as securities depository for any debt securities, such debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered debt security certificate will be issued with respect to each $200 million of principal amount of the debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

•	Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each Debt Security (“Beneficial Owner”) is in turn recorded on the Direct and Indirect Participants’ records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the limited circumstances described above.

•	To facilitate subsequent transfers, the debt securities are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

•	Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

•	Redemption notices must be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

•	Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy (an “Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

•	Payments of principal of and any premium and interest on the debt securities will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the payment date in accordance with their respective holdings as shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, any paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and interest to DTC will be our responsibility or the responsibility of the applicable paying agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

•	DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the applicable paying agent. Under such circumstances, in the event that a successor securities depository is not appointed, debt securities in certificated form are required to be prepared and delivered as described above.

•	We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources (including DTC) that we believe to be reliable. However, neither we nor any underwriter or agent take any responsibility for its accuracy.

      Neither we nor any underwriter or agent, the Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Covenants

      The Indenture contains several restrictive covenants. The Indenture does not contain:

•	any restrictions on us paying dividends or making other distributions on any of our capital stock or purchasing or redeeming any of our capital stock;

•	any restrictions on us incurring, assuming or becoming liable upon Senior Indebtedness or any other type of debt securities or other obligations;

•	any restrictions on us creating liens on our property for any purpose; or

•	any requirement on us adhering to any financial ratios or specified levels of net worth or liquidity.

      Any additional restrictive covenants relating to any series of debt securities will be described in the prospectus supplement or pricing supplement relating to such series. If any such covenants are described, the prospectus supplement or pricing supplement will also state whether the “covenant defeasance” provisions described below will apply.

     Corporate Existence

      We will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and material rights (charter and statutory) and material franchises; provided, however, that we will not be required to preserve any such right or franchise if our Board of Directors determines that the preservation of such rights and franchises is no longer desirable in the conduct of our business and our consolidated subsidiaries considered as a whole, and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

     Consolidation, Merger, and Sale of Assets

      Without the consent of any holders of outstanding debt securities, we may consolidate or merge with or into, or transfer or lease our assets as an entirety to, any corporation, provided that (i) the corporation (if other than AMERCO) formed by such consolidation or into which we are merged or that acquires or leases our assets substantially as an entirety is a corporation, partnership or trust, is organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the Indenture, (ii) after giving effect to such transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of debt securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) certain other conditions are met.

Events of Default

      The following are Events of Default under the Indenture with respect to debt securities of any series issued thereunder:

•	failure to pay principal of or premium, if any, on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	(i) the failure by us or any of our subsidiaries to pay indebtedness for money borrowed (including debt securities of other series) in an aggregate principal amount exceeding $10,000,000 at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount or (ii) acceleration of the maturity of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $10,000,000, if such failure to pay or acceleration is not discharged or such acceleration is not annulled within 15 days after due notice;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any of our covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice as provided in such Indenture;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided with respect to debt securities of that series.

      If an Event of Default relating to bankruptcy, insolvency or reorganization occurs and is continuing with respect to a series of debt securities, then the principal amount of the outstanding debt securities shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. If any other Event of Default occurs and is continuing with respect to outstanding debt securities of any series, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice to us (and to the Trustee if given by the holders). At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.

      We refer to the prospectus supplement relating to each series of offered securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an Event of Default.

      The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during any default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

      We will furnish to the Trustee annually a certificate as to compliance by us with all terms, provisions and conditions of the Indenture.

Defeasance

      The prospectus supplement or pricing supplement will state if any additional defeasance provision will apply to the offered securities.

     Defeasance and Discharge

      The Indenture provides that, if applicable, we will be discharged from any and all obligations in respect of the debt securities of any series issued (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost, or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of that series on the stated maturity of such payments in accordance with the terms of the Indenture and the debt securities of such series. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (who may be an employee of or counsel for AMERCO) to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in the applicable United States federal income tax law to the effect that holders of the debt securities of that series will not recognize income, gain, or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance, and discharge had not occurred. However, the Statement of Financial Accounting Standards No. 125 “Accounting for Transfers and Services of Financial Assets and Extinguishments of Liabilities” as issued by the Financial Accounting Standard’s Board will generally not permit the in-substance defeasance of debt as described above.

     Defeasance of Certain Covenants and Certain Events of Default

      The Indenture provides that we may omit to comply with the covenants described under “Covenants,” and that may be described in a prospectus supplement or pricing supplement, and that violations of such covenants will not be deemed to be an Event of Default under the Indenture to the extent that the conditions described herein are met. The Indenture also provides with respect to the offered securities of any series issued thereunder, to the extent provided for in the prospectus supplement, that we may omit to comply with certain restrictive covenants provided for in this prospectus or the prospectus supplement and, to the extent provided in the prospectus supplement, that violations of certain restrictive covenants provided for in the prospectus supplement shall not be deemed to be an Event of Default under the Indenture and the debt securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and the debt securities of such series. Our obligations under the Indenture and the debt securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (who may be an employee of or counsel for AMERCO) to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default

      In the event we exercise our option to omit compliance with certain covenants of the Indenture with respect to the offered securities of any series as described above issued thereunder and the offered securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default due to certain events in bankruptcy, insolvency, or reorganization described under “Events of Default,” the amount of money and U.S. Government obligations on deposit with the Trustee will be sufficient to pay amounts due on the offered securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the offered securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

Modification and Waiver

      Both we and the Trustee may make modifications and amendments to the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or the premium, if any, or interest, if any, on any debt security or any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	adversely affect the rights of such holder under any mandatory redemption or repurchase provision or any right or redemption or repurchase at the option of such holder;

•	change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

      The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any debt security of that series or in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

      “consolidated subsidiary” means any subsidiary of a person or of any consolidated subsidiary which is consolidated with such person for financial reporting purposes in accordance with United States generally accepted accounting principles.

      “indebtedness for money borrowed,” when used with respect to us or any of our subsidiaries, means any obligation of, or any obligation guaranteed by, us or any of our subsidiaries for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, us for the payment of the purchase price of property or assets.

      “subsidiary” means a person more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries, or by such person and one or more other subsidiaries of such person.

Concerning the Trustee

      We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business.

Governing Law

      The Indenture and the offered securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

      We may sell the offered securities:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through some combination of these methods.

Agents

      The offered securities may be sold through agents we designate. Except as otherwise set forth in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

Underwriters

      If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the offered securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered securities of the series offered if any of the offered securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Dealers

      If dealers are used in the sale, we will sell the offered securities to the dealers, as principal. The dealers may then resell the offered securities to the public at varying prices to be determined by them at the time of sale.

Direct Sales

      We may also directly sell the offered securities. In this case, no underwriters, dealers or agents would be involved.

General Information

      Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us or commissions from purchasers of the offered securities may be treated as underwriting discounts, concessions or commissions under the Securities Act. Any underwriter, dealer or agent will be identified and their compensation described in the applicable prospectus or pricing supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters, dealers or agents may be required to make.

      Certain of the underwriters or agents and their affiliates may be customers of, engage in transactions with and perform investment banking, commercial banking and other financial services for us and our affiliates in the ordinary course of business.

      Each series of offered securities will be a new issue with no established trading market. We do not intend to list any of the offered securities on a national securities exchange or quotation system. It is possible that one or more underwriters or broker-dealers may make a market in the offered securities, but will not be obligated to do so and may discontinue any market making at any time without notice.

Therefore, we can give you no assurance as to the existence or liquidity of a trading market for any of the offered securities.

      In connection with an offering of our offered debt, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or slowing a decline in the market price of the offered securities; and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of offered securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell offered securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be effected on any securities exchange on which the offered securities may be listed, in the over-the-counter market or otherwise.

LEGAL OPINIONS

      Our counsel, Lionel, Sawyer & Collins, Las Vegas, Nevada, will issue a legal opinion about the validity of the offered securities. Counsel named in the applicable prospectus supplement will advise the underwriters.

EXPERTS

      Our consolidated financial statements as of March 31, 2000 and 1999 and for each of the fiscal years in the three-year period ended March 31, 2000, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended March 31, 2000, have been so incorporated by reference herein and in the registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, and given on the authority of said firm as experts in auditing and accounting.

$350,000,000

AMERCO

Medium-Term Notes

Due Nine Months or More

From Date of Issue

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Banc of America Securities LLC
JPMorgan

August 30, 2001